Exhibit 3.1
INFINITE ACQUISITION CORP.
(THE “COMPANY”)

EXTRACT OF THE MINUTES OF THE EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF KIRKLAND & ELLIS LLP LOCATED AT 601 LEXINGTON AVENUE, NEW YORK, NEW YORK, 10022, UNITED STATES OF AMERICA ON AUGUST 22, 2023 AT 9:30 A.M. (EASTERN TIME).

The Chairman at the Extraordinary General Meeting of the Company held on 22 August 2023 (the “Meeting”), hereby certifies that this is a true extract of the minutes of the Meeting held in accordance with the amended and restated memorandum and articles of association of the Company then in effect:

1.            PROPOSAL NO. 1 — EXTENSION AMENDMENT PROPOSAL

1.1	Upon motion duly made, seconded and carried, it was RESOLVED as a Special Resolution that:

(a)	Article 38.8 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 38.8:

“In the event that the Company does not consummate a Business Combination by September 23, 2023 (or November 23, 2024, if applicable under the provisions of this Article 38.8), or such later time as the Members of the Company may approve in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter,  follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to   provide for claims of creditors and in all cases subject to the other requirements of applicable law.

www.verify.gov.ky File#: 373697	Filed: 22-Aug-2023 09:54 EST Auth Code: G64130023032

Notwithstanding the foregoing or any other provisions of the Articles in the event that the Company has not consummated a Business Combination within twenty-two months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination on a monthly basis up to fourteen times by an additional one month each time after the twenty-two month from the closing of the IPO, by resolution of the directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until thirty-six months from the closing of the IPO, provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit US$120,000 into the Trust Account within five (5) business days of the applicable Termination Date for each such monthly extension, for an aggregate deposit of up to US$1,680,000 (if all fourteen additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured convertible promissory note issued by the Company to the Lender. If the Company completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note or convert a portion or all of the amounts loaned under such promissory note into warrants, which shall be identical to the private placement warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO. If the Company does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.”

(b)	Article 38.9 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 38.9:

“In the event that any amendment is made to these Articles:

(a)          that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)          have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or

(ii)         redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-two months (or up to thirty-six months, if applicable under the provisions of Article 38.8) after the date of the closing of the IPO pursuant to Article 38.8; or

(b)          with respect to any other provision relating to the rights of holders of Public Shares each holder of Public Shares who is not a Founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of the then-outstanding Public Shares in issue.”

2.           PROPOSAL NO. 2 — CLASS B SHAREPROPOSAL

2.1	Upon motion duly made, seconded and carried, it was RESOLVED as a Special Resolution that:

(a)	Article 12.2 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 12.2:

“Class B Shares shall convert into Class A Shares on a one-for-one basis: (i) at any time and from time to time at the option of the holders thereof; or (ii) on the first business day following the consummation of the Company’s initial Business Combination; provided that the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
2 www.verify.gov.ky File#: 373697	Filed: 22-Aug-2023 09:54 EST Auth Code: G64130023032

(a)          the total number of Shares issued and outstanding upon completion of the IPO (including pursuant to the Over-Allotment Option), plus

(b)          the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, members of the Company’s management team or their affiliates upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.”

(b)	Article 38.11 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 38.11:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Share Conversion described at Article 12 hereof where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)          receive funds from the Trust Account; or

(b)          vote as a class with the Public Shares:

(i)          on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)          to approve an amendment to these Articles to:

(A)          extend the time the Company has to consummate a Business Combination beyond thirty-six months from the closing of IPO; or

(B)          amend the foregoing provisions of these Articles.”

3.           PROPOSAL NO. 3—THE REDEMPTION LIMITATION AMENDMENT PROPOSAL

3.1	Upon motion duly made, seconded and carried, it was RESOLVED as a Special Resolution that:

(a)	Article 38.2 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 38.2:

“38.2 Prior to the consummation of any Business Combination, the Company shall either:

(a)          submit such Business Combination to its Members for approval; or
3 www.verify.gov.ky File#: 373697	Filed: 22-Aug-2023 09:54 EST Auth Code: G64130023032

(b)          provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of the then-outstanding Public Shares in issue.”

(b)	Article 38.6 of Infinite’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 38.6:

“38.6 Any Member holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of the then outstanding Public Shares in issue (such redemption price being referred to herein as the Redemption Price).”

4.           VOTING

4.1	The Resolutions were put to the Meeting and each Resolution was carried.
4 www.verify.gov.ky File#: 373697	Filed: 22-Aug-2023 09:54 EST Auth Code: G64130023032

IN WITNESS WHEREOF, the undersigned has executed these resolutions on the date first set forth above.

By:
Name: Aryeh B. Bourkoff
Title: Chairman of the Meeting

[Signature Page to the Extract of the Minutes of the Extraordinary General Meeting of Infinite Acquisition Corp.]
www.verify.gov.ky File#: 373697	Filed: 22-Aug-2023 09:54 EST Auth Code: G64130023032